EXHIBIT 23

CONSENT OF PAUL C. HWANG

The Board of Directors and Stockholders
Treasure Financial Corporation

We consent to the inclusion of our report dated February 10, 2001 with respect to the statement of financial condition of Treasure Financial Corporation as of December 31, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2001, in the registration statement on Form SB-2 and to the reference to our firm under the heading "Expert" in the prospectus.

/s/ Paul C. Hwang
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Paul C. Hwang
Certified Public Accountant
Houston, Texas
April 1, 2002